Exhibit 23.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	700 North Pearl, Suite 2000 Dallas, TX 75201

Consent of Independent Registered Public Accounting Firm

U.S. Global Investors, Inc.

San Antonio, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 16, 2015, relating to the consolidated financial statements of U.S. Global Investors, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015.

BDO USA, LLP

Dallas, Texas

October 26, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.